(Letterhead of Leonard W. Burningham, Esq.)

October 27, 1999


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of thatlook.com, Inc., a Nevada corporation (the "Registrant"), SEC File No.0-23905, to be filed on or about October 29, 1999, covering the registration and issuance of 65,553 shares of common stock to four individual consultants and 1,250,000 shares pursuant to an Employee Stock Incentive Plan

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                              Yours very sincerely,

                                    /s/ Leonard W. Burningham

                              Leonard W. Burningham
LWB/sr
cc:    thatlook.com, Inc.